Exhibit 99.1

Best Buy Appoints Sima Sistani and Melinda Whittington to Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)-- Best Buy Co, Inc. (NYSE:BBY) today announced that Sima Sistani, a seasoned media and technology leader, and Melinda Whittington, a  leading executive in the furniture industry, have been appointed to its Board of Directors, effective immediately.

Sistani serves as the Chief Executive Officer of WW International, Inc.,  a company focused on helping people adopt healthy habits through human-centric technology and community, which she joined in March 2022. She also serves as a member of its Board of Directors.

Sistani has more than 20 years of leadership and experience in media and technology industries. Before joining WW, she served as Chief Executive Officer of Houseparty and has also held leadership positions at Epic Games, Yahoo! Inc. and Tumblr. Sistani holds a bachelor’s degree from Duke University and an MBA from the Kellogg School of Management at Northwestern University.

Whittington is the President and Chief Executive Officer of La-Z-Boy, Inc. and a member of its Board of Directors. As one of the world’s leading residential furniture producers, the company manufactures upholstered furniture for its La-Z-Boy, Joybird and England brands and operates its own retail business, comprising 167 of the 346 total La-Z-Boy Furniture Galleries® stores.

Whittington brings more than 30 years of leadership and financial experience to her role.  Prior to her current role, she served as the Senior Vice President and Chief Financial Officer for La-Z-Boy. Previously, Whittington held leadership roles at Allscripts Healthcare Solutions,  Kraft Foods Group, Inc., and Procter & Gamble.  She holds a bachelor’s degree in business administration from The Ohio State University,  where she now serves on the Dean’s Advisory Council for the Fisher College of Business. She is also a certified public accountant.

“Sima and Melinda bring to our company an invaluable set of experiences across technology, finance, manufacturing, health and retailing that aligns directly with where our customers and business are headed,” said Corie Barry, Best Buy’s Chief Executive Officer. “Their collective expertise guiding vibrant, evolving companies will serve as  a genuine asset to the growth we seek at Best Buy and further our mission to enrich lives through technology.”

“I’m energized to join the board of Best Buy at such a pivotal moment in the brand’s evolution,” Sistani said.  “As a customer-centric digital community builder, I’m hopeful that I can bring my insights and learnings to support Best Buy and their leadership team during this transformational time.”

“I am delighted to join the board of a best-in-class company that focuses on delivering great experiences to consumers through technology with a human touch,” Whittington said. “I look forward to working with the board and a highly talented management team to further strengthen Best Buy’s position in the industry.”